INDEMNITY AND GUARANTY AGREEMENT

THIS AGREEMENT, made and entered into this __ day of June, 2005, by and between AFTAB ADAMJEE ("Adamjee"), ROBERT P. MURPHY and LINDA ROMANO (collectively, "Indemnitors") and NURSES PRN, LLC ("Company").

W I T N E S S E T H:

WHEREAS, the parties hereto have entered into that certain Asset Purchase Agreement dated June __, 2005 between Nurses PRN Acquisition Corp., Medical Staffing Solutions, Inc., Nurses PRN, LLC and the parties hereto ("Agreement") pursuant to which Nurses PRN, LLC, a Florida limited liability company (the "Company") is transferring certain assets to Nurses PRN Acquisition Corp. a Nevada corporation ("Acquisition"); and

WHEREAS, Adamjee is not willing to enter into the Agreement unless he receives a full indemnification from Indemnitors for any and all liabilities of the Company, other than any liabilities for income tax obligations related to any gain to be realized by Adamjee; and

WHEREAS, Indemnitors have agreed to guarantee Adamjee the payment of certain amounts to be paid Adamjee under the Agreement and otherwise.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), in hand paid by each of the parties hereto to the others, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Indemnity. Except for any representations and warranties that Adamjee is making in the Agreement, Indemnitors hereby agree to indemnify and hold Adamjee harmless from and against any and all debts, contracts, controversies, agreements, claims, losses, damages, liabilities or demands ("Claims") of any nature whatsoever, whether known or unknown, whether past or future, arising out of or relating in any way to the Company, including, without limitation, any tax liabilities related to the Company for unsatisfied federal employment taxes (including interest and penalties associated therewith). Notwithstanding the foregoing, the indemnity shall not include any liability imposed or asserted against Adamjee arising to any personal income tax liability of Adamjee arising out of the sale pursuant to the Agreement. Further, Indemnitors hereby agree to indemnify and hold Adamjee harmless from any loss as a result of the Company and/or the Indemnitors failing to fully comply with the provisions under Section 2 below.

2. Guaranty. Indemnitors agree to pay or to cause Acquisition to pay to Adamjee the sum of $500,000 in the manner and as set forth in Section 1.7 of the Agreement. Pursuant to the Agreement, Acquisition has agreed to pay to the Company certain Contingent Consideration as set forth in Section 1.7 of the Agreement, which amounts the parties hereto acknowledge and agree is to be paid by the Company directly to Adamjee promptly upon receipt thereof by either

Company or Indemnitors. The undersigned Indemnitors and Company hereby covenant and agree that they will take any and all actions necessary and appropriate to cause the Contingent Consideration to be paid to Adamjee within two (2) business days of the receipt thereof by Company or Indemnitors. Further, neither the Company nor Indemnitors shall take any actions or inactions to amend, alter or modify the obligations of Acquisition to pay such Contingent Consideration or otherwise adversely affect the obligations of Acquisition to pay the Contingent Consideration. Upon request of Adamjee, the undersigned will cause the Company to open a separate bank account into which the Contingent Consideration shall be paid, the sole signatory on such bank account shall be Adamjee. Further, the Company shall advise Acquisition that all payments of Contingent Consideration shall be directly paid to such bank account and, Adamjee is hereby granted the right, power and authority to provide such notice to Acquisition. In the event the payments of the Contingent Consideration are not made or Adamjee does not receive payments equal to $500,000 pursuant to Section 1.7 of the Agreement, then Indemnitors shall pay to Adamjee an amount equal to $500,000 less any payments actually received by Adamjee pursuant to Section 1.7 of the Agreement. In the event such payments are not timely made, the Indemnitors shall be in default hereunder and Adamjee shall be entitled to exercise all of his rights under that certain Stock Pledge Agreement dated of even date herewith between Adamjee and Indemnitors.

3. Additional Obligation of Indemnitors. In addition to the payment of $500,000 due to Adamjee pursuant to Section 2 above, Indemnitors shall pay or cause the Company or Acquisition to pay to Adamjee the sum of $40,000 on or before September 16, 2006.

4. Acknowledgement. Indemnitors hereby confirm and acknowledge that Adamjee has not been active in the business of the Company since January 1, 2005, has not had the power or exercised the authority to direct any payments by the Company since such date, except for payments to Smith, Gambrell & Russell, LLP and repayments of amount due to Adamjee.

5. Limitation of Liability. Notwithstanding anything contained herein to the contrary, The liability of Indemnitors under Sections 2 and 3 above shall be limited to their interest in the collateral pledged by them pursuant to that Stock Pledge Agreement and Indemnitors shall have no personal liability for such obligations beyond their interest in the collateral so pledged.

6. Withholding. Company, Murphy and Romano agree that the Company shall not withhold any payments due or to become due to Adamjee pursuant to the Agreement and in exchange for such agreement Adamjee agrees that he will file within sixty (60) days all past due United States (and applicable state) income tax returns and continue to file any further United States (and applicable state) tax returns, if any may be due, and shall timely pay all tax, including interest and penalties, applicable thereto, and Adamjee hereby indemnifies the Company, Murphy and Romano for any liability which may be asserted against them in connection with this paragraph.

IN WITNESS WHEREOF, the parties hereto set their hands and seals the day and date first written above.

ADAMJEE:

______________________________(SEAL)
Aftab Adamjee

INDEMNITORS:

______________________________(SEAL)
Robert P. Murphy

______________________________(SEAL)
Linda Romano

NURSES PRN, LLC

By: ______________________________
Robert Murphy, CEO

CORP\1083330.8 029536.000